Exhibit 16.1

May 20, 2016

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: MYOS RENS Technology Inc.

Commission File Number 000-53298

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by MYOS RENS Technology Inc. (the “Company”) in the first and second paragraphs in Item 4.01 of its Form 8-K dated May 20, 2016, captioned “Changes in Registrant’s Certifying Accountant.” We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ EisnerAmper LLP

Iselin, New Jersey